Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Silicon Valley Bancshares:

We consent to incorporation by reference in the registration statement No. 333-108434 on Form S-8 and registration statements (Nos. 333-107994 and 333-109312) on Forms S-3 of Silicon Valley Bancshares of our report dated February 25, 2004, relating to the consolidated balance sheets of Silicon Valley Bancshares and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, Annual Report on Form 10-K of Silicon Valley Bancshares.

/s/ KPMG LLP

San Francisco, California
March 10, 2004